Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Priority Technology Holdings, Inc. (formerly M I Acquisitions, Inc.) on Form S-4, amendment no. 2, File No. 333-228645 of our report dated March 27, 2018, which includes an explanatory paragraph as to M I Acquisitions, Inc.’s ability to continue as a going concern, with respect to our audits of the financial statements of M I Acquisitions, Inc. (now known as Priority Technology Holdings, Inc.) as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on July 25, 2018 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

January 22, 2019